EXHIBIT 15

November 2, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated November 2, 2011 on our review of unaudited interim financial information of MasterCard Incorporated and its subsidiaries (the “Company”) as of September 30, 2011 and for the three and nine month periods ended September 30, 2011 and 2010 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2011 is incorporated by reference in the Company's Registration Statements on Form S-8 (dated June 30, 2006 (File No. 333-135572), August 9, 2006 (File No. 333-136460) and June 15, 2007 (File No. 333-143777)) and the Registration Statement on Form S-3 dated November 4, 2009 (No. 333-162869).

Very truly yours,

/s/ PricewaterhouseCoopers LLP